Exhibit 99.1

Media Contact: Ben Kiser, 402.458.3024
Investor Contact: Cheryl Watson, 317.469.2064

For immediate release

Nelnet announces sale of EDULINX

Lincoln, NEB., May 28, 2007 - Nelnet (NYSE: NNI), a leading education planning and financing company, announced today it has sold EDULINX Canada Corporation, Canada's leading student loan service provider and subsidiary of the company, to Resolve, a business outsourcing firm based in Canada. The total cash consideration to be paid to Nelnet after transaction related expenses will be between C$20.65 million and C$24.35 million, subject to adjustments and post-closing performance factors.

On December 22, 2006, the company announced that the Government of Canada decided to award a competitive contract to provide financial and related administrative services in support of the Canada and Integrated Student Loans Program (CSLP) upon the expiration of the current EDULINX contract for such services to Resolve.

"EDULINX has been a strong business for Nelnet and, since the CSLP contract decision, we have actively sought solutions that would be in the best long-term interest for EDULINX customers and associates, as well as for Nelnet," said Mike Dunlap, Chairman and Chief Executive Officer. "Through the transaction with Resolve, we have found just that - a win-win for everyone involved, especially for EDULINX customers and associates."

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For 28 years, Nelnet has been helping the education-seeking family plan for their education, pay for their education and prepare for their careers. The company has invested hundreds of millions of dollars in products, services and technology improvements for students and the educational institutions they attend. These services include live counseling to help families through all aspects of the financial aid process, benefits for borrowers, including tens of millions of dollars in borrower loan fee discounts and other benefits, and Nelnet sponsored scholarships. Nelnet serves students in 50 states, employs approximately 4,000 associates and has $25 billion in net student loan assets.

Additional information is available at www.nelnet.net.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on Nelnet's operating results, performance, or financial condition, are changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in the general interest rate environment and in the securitization markets for education loans. For more information see our filings with the Securities and Exchange Commission.